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                                 EXHIBIT 10(b)
April 7, 1995


Edward W. Mehrer
2500 W. 70th Street
Shawnee Mission, KS 66208

Dear Ed:

MMD, Dow, and Hoechst are in discussions regarding the potential merger of MMD with the Hoechst Roussel pharmaceutical business. At this state of discussion, the potential organization's new management structure has not yet been defined. However, we recognize that you have critical skills and long-term potential with the company.

With that in mind, we are asking you to remain with the company, providing continuity and transitional leadership for a period of at least two years following the closing date. As an incentive for you to accept this arrangement, we will provide a "retention bonus" equivalent to twenty-four months' salary and bonus to be paid in a lump sum following the second anniversary of the closing date, and will be considered "pensionable wages."

During this time we expect you to be part of a transitional team focusing on finance and tax issues for the new company. In the event the transitional assignments are completed prior to the two years, we will pay the retention bonus at that time.

If you have any questions regarding this, please let me know.

Sincerely,

/s/ Fred W. Lyons, Jr.

Fred W. Lyons, Jr.